Exhibit 10.1
Fiscal Year 2009 Annual Incentive Plan Summary
(September 1, 2008 through August 31, 2009 Performance Period)

General:

•	The Fiscal Year 2009 Annual Incentive Plan (“Plan”) will cover the performance period September 1, 2008 through August 31, 2009 (“Performance Period”)

➢	Any payout, as determined by the Board People and Compensation Committee (“Committee”), is made in November 2009

•
Eligibility includes all regular employees of Monsanto Company, Seminis Vegetable Seeds Inc., and American Seeds Inc. who do not participate in a local sales or manufacturing annual incentive plan.  The Plan also excludes from eligibility all employees employed in the U.S. who are members of a collective bargaining unit with whom incentive compensation was the subject of good faith bargaining

➢
Funding of the Plan is determined by the Company’s attainment of certain financial goals and the Committee’s determination that such attainment satisfies certain subjective performance criteria as determined by the Committee.  In addition, regardless of the attainment of any one or more of the Plan’s financial goals, the Committee, in its sole discretion, shall determine whether the incentive pool should be funded and the amount of such funding, if any

➢	A Target Annual Incentive Opportunity, expressed as a percentage of base pay, is established for each participant with respect to the Performance Period

Performance Level	Potential Payout as a Percent of Target Annual Incentive Opportunity
Threshold	35%
Target (Budget)	100%
Outstanding	200%

Financial Goals:

•	The Committee approves Threshold, Budget and Outstanding levels of performance for the Performance Period relating to:

Sales	10% weighting
Diluted Earnings Per Share	50% weighting
Cash Flow	40% weighting

•	Sales, Diluted Earnings Per Share and Cash Flow are determined in accordance with the “Definition of Performance Metrics”

•	Following the end of the Performance Period, the Committee evaluates Company performance for the Performance Period relative to the financial goals

➢	The Committee may consider subjective criteria in determining whether or not any financial goal has been attained and the amount of incentive pool funding with respect to any financial goal

Process: Funding of Incentive Pool and Payout of Awards:

•
A Target incentive award pool is calculated, equal to the sum of base salaries of all Plan participants at the end of the Performance Year multiplied by their respective Target Annual Incentive Opportunities

•
After the end of the Performance Period, the Committee determines the actual funding of the incentive pool for the Plan based upon the Company’s performance for the Performance Period, measured against the Plan’s financial goals and other subjective performance factors

➢	The Committee may, in its judgment, consider subjective factors in determining to what extent, if any, the incentive pool will be funded

•
The amount of money available for awards (i.e. the funding of the incentive pool) is determined by multiplying the value of the Target incentive award pool by the percentage of overall Company performance achieved, as determined by the Committee

➢	Special considerations regarding attainment of financial goals and funding of incentive pool:

o	The incentive pool will be funded at no less than 20% of Budget level funding in the event Monsanto pays dividends with respect to each of its financial quarters ending during the Performance Year

o
In the event Monsanto does pay dividends with respect to each of the Company’s fiscal quarters ending during the Performance Period, but the Company does not attain the Threshold level of performance with respect to the Diluted Earnings Per Share financial goal (considering the financial goal metrics for Diluted Earnings Per Share and other subjective performance factors), the incentive pool may not fund at greater than 20% of Budget level funding

o
One or more of the financial goals may be funded at above Outstanding level funding if the Committee determines that Company performance with respect to the goal warrants such funding; provided, however, the overall incentive pool would be capped at 200% of budget level funding unless the Committee determines in its discretion to fund above 200%

•	Individual awards are determined based on team and individual performance

➢	People managers: 50% of award based on development of people, team and personal development (including diversity); 50% based on business results

➢	Non-managers: 75% of award based on business results; 25% on personal development

•	A participant’s award may be greater than 200% of his or her Target Annual incentive Opportunity

•	The payment and amount of any award are subject to the sole discretion of the Committee or its delegate

Events Affecting Payout of Individual Performance Year Incentives:

•	If an employee commences employment during the Performance Period, he/she is eligible for an award reflecting actual months of participation to the nearest whole month

•
If a participant’s Target Annual Incentive Opportunity changes during the Performance Period, he/she is eligible for an award reflecting the Target Annual Incentive Opportunity on the last day of the Performance Period

•	If a participant’s pay changes during the Performance Period, any incentive award received is based on base pay on the last day of the Performance Period

•
If a participant transfers within the Company, his/her award will come from the unit in which he/she is working on the last day of the Performance Period, but performance for the entire Performance Period will be considered

•	A participant who:

➢
voluntarily resigns other than on account of retirement on or after attaining age 55 and five years of service may be considered for an award only if the resignation occurs after the end of the Performance Period

➢
involuntarily separates without cause or for poor performance, is eligible for an award reflecting participation to the nearest whole month if he/she has already worked at least three months in the Performance Period

➢
retires, dies, or becomes permanently disabled, is eligible for an award reflecting actual participation to the nearest whole month provided that he/she worked at least three months during the Performance Period.  Retirement is defined as a voluntary termination on or after attaining age 55 and five years of service

➢
incurs a termination of employment for cause, forfeits all rights to any award.  A “termination of employment for cause” is defined as an Involuntary Termination of Service of the Participant or other individual on account of the Participant’s or other individual’s engaging in (i) any willful or intentional neglect in performing his duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an Affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an Affiliate, or that may cause damage to any of their businesses

•	Continued eligibility for employees employed in the U.S. who become represented by a collective bargaining unit during the Performance Period will be determined by good faith bargaining

•	Any award would be paid in November 2009